Exhibit 8.1

List of Significant Subsidiaries and Structured Entities*

Subsidiaries:	Jurisdiction of Incorporation

Bitauto Hong Kong Limited	Hong Kong
Beijing Bitauto Internet Information Company Limited	PRC
Work It Out jor Limited	Hong Kong
Shanghai Chezhitang Advertising Company Limited	PRC

Structured Entities:	Jurisdiction of Incorporation

Beijing Bitauto Information Technology Company Limited	PRC
Beijing C&I Advertising Company Limited	PRC
Beijing Easy Auto Media Company Limited	PRC
Beijing Brainstorm Advertising Company Limited	PRC
Beijing New Line Advertising Company Limited	PRC
Beijing Bitauto Interactive Advertising Company Limited	PRC
Beijing You Jie Information Company Limited	PRC
Beijing Taoche Information Technology Company Limited (formerly known as You Jie Wei Ye (Beijing) Culture Media Company Limited)	PRC
Beijing BitOne Technology Company Limited	PRC
Beijing Bit EP Information Technology Company Limited	PRC
Beijing Bitcar Interactive Information Technology Company Limited	PRC

*	Other consolidated entities of Bitauto Holdings Limited have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.